As filed with the Securities and Exchange Commission on September 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AFFIRMATIVE INSURANCE HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	75-2770432 (I.R.S. Employer Identification Number)

4450 Sojourn Drive, Suite 500
Addison, Texas 75001
(972) 728-6300
(Address, including zip code, telephone number, including area code, of Registrant’s principal executive offices)

Affirmative Insurance Holdings, Inc.
2004 Stock Incentive Plan

and

Affirmative Insurance Holdings, Inc.
1998 Omnibus Incentive Plan
(Full title of the plans)

Timothy A. Bienek
Executive Vice President and Chief Financial Officer
Affirmative Insurance Holdings, Inc.
4450 Sojourn Drive, Suite 500
Addison, Texas 75001
(972) 728-6300
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Terry M. Schpok, P.C.
Alex Frutos
Akin Gump Strauss Hauer & Feld LLP
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4675
(214) 969-2800

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, par value $0.01 per share (“Common Stock”)	2,303,169	$16.22	$37,357,401	$4,733.18

(1)	Issuable upon the exercise of options, the vesting of restricted awards or the exercise or vesting of certain other awards pursuant to the Affirmative Insurance Holdings, Inc. 2004 Stock Incentive Plan and the Affirmative Insurance Holdings, Inc. 1998 Omnibus Incentive Plan. Pursuant to Rule 416, this Registration Statement also includes an indeterminable number of additional shares that may become issuable pursuant to the antidilution adjustment provisions of the plans.

(2)	Pursuant to Rule 457(c) and (h), and solely for the purpose of calculating the applicable registration fee, the proposed maximum offering price per share for the common stock to be registered hereunder has been calculated based on the average of the high and low sales prices of Affirmative Insurance Holdings, Inc.’s common stock on September 22, 2004, as quoted on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) of Affirmative Insurance Holdings, Inc. will be sent or given to our officers, employees, consultants and directors, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed with the SEC are incorporated by reference in this Registration Statement:

(1)	Final Prospectus dated July 9, 2004, filed on July 12, 2004 pursuant to Rule 424(b) under the Securities Act;

(2)	Our Quarterly Report on Form 10-Q, for the quarter ended June 30, 2004, filed on August 12, 2004; and

(3)	The description of the common stock contained in our registration statement on Form 8-A12G, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 14, 2004.

     In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to any current report on Form 8-K, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Our bylaws provide that we shall, to the fullest extent permitted by the Delaware General Corporation Law, indemnify our directors, officers, employees and agents in connection with any threatened, pending or completed legal proceeding against all liability and loss suffered and expenses reasonably incurred by any such person in

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connection with any legal proceeding in which the person is involved by reason of the fact that the person is or was an director, officer, employee or agent of our company.

     Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our certificate of incorporation also provides that, to the fullest extent permitted by the Delaware General Corporation Law, no director shall be personally liable to us or our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors.

     Expenses for the defense of any action for which indemnification may be available may be advanced by us under certain circumstances. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expenses. Directors and officers will be covered by liability insurance indemnifying them against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See Index to Exhibits, attached hereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no

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more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(g) of the Exchange Act that are incorporated by reference to the Registration Statement; and

(2)	that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Addison, State of Texas on September 27, 2004.

AFFIRMATIVE INSURANCE HOLDINGS, INC.
By:	/s/ Thomas E. Mangold
Thomas E. Mangold
Chief Executive Officer, President and Chairman of the Board of Directors

POWER OF ATTORNEY

     The undersigned directors and officers of Affirmative Insurance Holdings, Inc. hereby constitute and appoint Thomas E. Mangold and Timothy A. Bienek, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post effective amendments) to said Registration Statement, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the listed capacities on September 27, 2004:

Name	Title
/s/ Thomas E. Mangold Thomas E. Mangold	Chief Executive Officer, President and Chairman of the Board of Directors (principal executive officer)

/s/ Timothy A. Bienek Timothy A. Bienek	Executive Vice President and Chief Financial Officer (principal financial officer)

/s/ Scott K. Billings Scott K. Billings	Senior Vice President and Chief Accounting Officer (principal accounting officer)

/s/ Lucius E. Burch, III Lucius E. Burch, III	Director

/s/ Thomas C. Davis Thomas C. Davis	Director

/s/ Mark E. Watson, Jr. Mark E. Watson, Jr.	Director

/s/ Mark E. Pape Mark E. Pape	Director

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INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibits
4.1	Amended and Restated Certificate of Incorporation of Affirmative Insurance Holdings, Inc. (incorporated by reference to Exhibit No. 3.1 to our Registration Statement on Form S-1 filed with the SEC on March 22, 2004, File No. 333-113793).

4.2	Amended and Restated Bylaws of Affirmative Insurance Holdings, Inc. (incorporated by reference to Exhibit No. 3.2 to our Registration Statement on Form S-1 filed with the SEC on March 22, 2004, File No. 333-113793).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit No. 3.3 to our Registration Statement on Form S-1 filed with the SEC on March 22, 2004, File No. 333-113793).

4.4	Affirmative Insurance Holdings, Inc. 2004 Stock Incentive Plan (incorporated by reference to Exhibit No. 10.1 to our Registration Statement on Form S-1 filed with the SEC on March 22, 2004, File No. 333-113793).

4.5	Affirmative Insurance Holdings, Inc. 1998 Omnibus Incentive Plan (incorporated by reference to Exhibit No. 10.2 to our Registration Statement on Form S-1, Amendment No. 2, filed with the SEC on May 27, 2004, File No. 333-113793).

*5.1	Opinion of Akin Gump Strauss Hauer & Feld LLP.

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (included in Exhibit 5.1 filed herewith).

*24.1	Powers of Attorney (included on signature page hereto).

*Filed herewith.

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